Exhibit 4.2

SHARE REPURCHASE PLAN (THIS “PLAN”)

Effective as of November 18, 2025

Definitions

“Adviser” shall mean RCM GA Manager LLC, a Delaware limited liability company.

“Class D common shares” shall mean the Trust’s common shares of beneficial interest classified as Class D.

“Class E common shares” shall mean the Trust’s common shares of beneficial interest classified as Class E.

“Class I common shares” shall mean the Trust’s common shares of beneficial interest classified as Class I.

“Class J common shares” shall mean the Trust’s common shares of beneficial interest classified as Class J.

“Class J-2 common shares” shall mean the Trust’s common shares of beneficial interest classified as Class J-2.

“Class S common shares” shall mean the Trust’s common shares of beneficial interest classified as Class S.

“Class T common shares” shall mean the Trust’s common shares of beneficial interest classified as Class T.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“common shares” shall mean the Class S common shares, Class T common shares, Class D common shares, Class I common shares, Class J common shares, Class J-2 common shares and Class E common shares, individually and collectively, and as applicable.

“NAV” shall mean the net asset value of the Trust attributable to its Shareholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Trust’s Net Asset Value Calculation and Valuation Guidelines as described in the Trust’s Private Placement Memorandum, as may be amended and/or supplemented from time to time.

“REIT” means a real estate investment trust within the meaning of Sections 856-859 of the Code.

“Shareholders” shall mean the holders of Class S common shares, Class T common shares, Class D common shares, Class I common shares, Class J common shares, Class J-2 common shares and Class E common shares.

“Transaction Price” shall mean the repurchase price per share for each class of common shares, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

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“Trust” shall mean Rithm Perpetual Life Residential Trust, a Maryland statutory trust.

Share Repurchase Plan

Shareholders may request that the Trust repurchase the Trust’s common shares through their investment professional or directly with the Trust’s transfer agent. The procedures relating to the repurchase of the Trust’s common shares are as follows:

•	Certain financial intermediaries require that their clients process repurchases through their financial intermediary, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Shareholders should contact their financial intermediary first if they want to request the repurchase of their common shares.

•	Under this Plan, to the extent the Trust chooses to repurchase common shares in any particular month, the Trust will only repurchase common shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”), and the Shareholders will not receive any distributions for such common shares for the month in which their common shares are repurchased. To have common shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Trust’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Trust’s prior month’s NAV per share of the applicable class of common stock), subject to any Early Repurchase Deduction (as defined below).

•	A Shareholder may withdraw his or her repurchase request by completing a repurchase withdrawal form and sending the form by mail to the transfer agent, directly or through the Shareholder’s financial intermediary, or through the transfer agent’s online portal (when implemented). Repurchase requests must be canceled before 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month.

•	If a repurchase request is received after 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month, the repurchase request will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Trust’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Trust, in its sole discretion, and such determination shall be final and binding.

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•	Repurchase requests may be made by mail or by contacting a Shareholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting a Shareholder’s financial intermediary, a Shareholder’s financial intermediary may require a Shareholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, a Shareholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan. Written requests should be sent to the transfer agent at the following address:

Rithm Perpetual Life Residential Trust

c/o Computershare, as Processing Agent

150 Royall Street, Suite V

Canton, MA 02021

Overnight Address:

Rithm Perpetual Life Residential Trust

c/o Computershare, as Processing Agent

150 Royall Street, Suite V

Canton, MA 02021

•	Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•	For processed repurchases, repurchase proceeds are to be paid either via check or wire, based upon the instruction indicated at the time of the repurchase request. To the extent a shareholder requests payment via wire, the shareholder will provide the transfer agent with the appropriate wire instructions for the specific repurchase.

•	A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects Shareholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Trust reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Trust may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; or (2) the Trust’s transfer agent cannot confirm your identity or suspects fraudulent activity.

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•	If a Shareholder has made multiple purchases of the Trust’s common shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Shareholder fails to maintain the minimum balance of $500 of common shares, the Trust may repurchase all of the Trust’s common shares held by that Shareholder at the repurchase price in effect on the date the Trust determines that the Shareholder has failed to meet the minimum balance, less any Early Repurchase Deduction.

Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Trust’s NAV. Minimum account repurchases are subject to the Early Repurchase Deduction.

Sources of Funds for Repurchases

Unless the Trust’s board of trustees determines otherwise, the Trust may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of the Trust’s common shares), the sale of the Trust’s assets, and repayments of the Trust’s real estate debt investments, and the Trust has no limits on the amounts the Trust may fund from such sources.

In an effort to have adequate cash available to support this Plan and to fund investments, the Trust may reserve borrowing capacity under a line of credit. The Trust could then elect to borrow against this line of credit in part to repurchase common shares presented for repurchase during periods when the Trust does not have sufficient proceeds from operating cash flows or the sale of shares to fund all repurchase requests.

Repurchase Limitations

The Trust may repurchase fewer common shares than have been requested in any particular month to be repurchased under this Plan, or none at all, in the Trust’s discretion at any time. In addition, the aggregate NAV of total repurchases of the Trust’s common shares is limited to no more than 2% of the Trust’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the Trust’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the previous calendar quarter).

Subject to the Trust’s right to decline any repurchase request by a Shareholder, in the event that the Trust determines to repurchase some but not all of the Trust’s common shares submitted for repurchase by all Shareholders during any month, common shares repurchased at the end of the month will be repurchased on a pro rata basis based on the number of common shares requested to be repurchased in such month after the Trust has repurchased all common shares for which repurchase has been requested due to death or disability and other limited exceptions as determined by the Trust. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this Plan, as applicable.

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In the unlikely case that the repurchase price for the applicable month is not made available by the tenth business day prior to the last business day of such month (or is changed after such date), then no repurchase requests will be accepted for such month and Shareholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

Should repurchase requests, in the Trust’s judgment, place an undue burden on the Trust’s liquidity, adversely affect the Trust’s operations or risk having an adverse impact on the Trust as a whole, or should the Trust otherwise determine that investing the Trust’s liquid assets in investments rather than repurchasing the Trust’s common shares is in the best interests of the Trust as a whole, the Trust may choose to repurchase fewer common shares than have been requested to be repurchased, or none at all. Further, the Trust’s board of trustees may make exceptions to, modify or suspend this Plan if in its reasonable judgment it deems such action to be in the Trust’s best interest (including to make exceptions to the repurchase limitations or Early Repurchase Deduction, or repurchase fewer shares than such repurchase limitations). Material modifications to this Plan, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases and to suspensions of this Plan, will be promptly disclosed to Shareholders’ investment professionals. In addition, the Trust may determine to suspend this Plan due to regulatory changes, changes in law, if prudent to retain the Trust’s status as a REIT, or if the Trust becomes aware of undisclosed material information that the Trust believes should be publicly disclosed before common shares are repurchased. Once this Plan is suspended, the Trust must consider the recommencement of this Plan at least quarterly. Continued suspension of this Plan is only permitted if the Trust’s board of trustees determines that the continued suspension of this Plan is in the Trust’s best interest. The Trust’s board of trustees must affirmatively authorize the recommencement of this Plan before Shareholder requests will be considered again. While the Trust’s board of trustees may suspend this Plan as described above, including for extended periods, the Trust’s board of trustees cannot fully terminate this Plan absent a liquidity event which results in the Trust’s Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

The Trust may decline any repurchase request by a Shareholder if the Trust believes the repurchase (1) would not qualify for sale or exchange treatment under Section 302(b) of the Code or (2) would otherwise negatively affect any other Shareholder or negatively affect the Trust’s status as a REIT. The Shareholder agrees to provide to the Trust any information reasonably requested by the Trust to enable it to determine whether a repurchase requested by the Shareholder would qualify for sale or exchange treatment under Section 302(b) of the Code or would otherwise negatively affect any other Shareholder or negatively affect the Trust’s status as REIT.

Common shares held by the Adviser or its affiliates purchased from the Trust or acquired as payment of the Adviser’s management fee or performance fee or as reimbursements of expenses will not be subject to this Plan, including the repurchase limits and any Early Repurchase Deduction, and will not be subject to the calculation of NAV for purposes of this Plan’s monthly or quarterly limits. Shareholders who are exchanging a class of the Trust’s common shares for an equivalent aggregate NAV of another class of the Trust’s common shares will not be subject to, and such exchange will not be treated as repurchases for the calculation of, the 2% monthly or 5% quarterly limitation on repurchases and will not be subject to the Early Repurchase Deduction.

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Early Repurchase Deduction

The repurchase price for repurchases will generally be based on the NAV per share of the applicable class as of the last calendar day of the prior month, except that shares tendered for repurchase within the first 12 months of issuance will be repurchased at 95% of the Transaction Price (the “Early Repurchase Deduction”). The holding period is measured as of the closing date immediately preceding the prospective Repurchase Date. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to common shares acquired through the Trust’s distribution reinvestment plan.

The Early Repurchase Deduction will inure indirectly to the benefit of the Trust’s remaining Shareholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in the Trust’s common shares. Subject to the Trust’s ability to meet the applicable REIT tax requirements, the Trust may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):

•	repurchases resulting from death or qualifying disability; or

•	in the event that a Shareholder’s common shares are repurchased because the Shareholder has failed to maintain the $500 minimum account balance.

As set forth above, subject to the Trust’s ability to meet the applicable REIT tax requirements, the Trust may waive the Early Repurchase Deduction in respect of repurchase of common shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a Shareholder who is a natural person, including common shares held by such Shareholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (1) in the case of death, receiving written notice from the estate of the Shareholder, the recipient of the Trust’s common shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, or (2) in the case of qualified disability, receiving written notice from such Shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code, provided that the condition causing the qualifying disability was not pre-existing on the date that the Shareholder became a Shareholder. The Trust must receive the written repurchase request within 12 months after the death of the Shareholder or the initial determination of the Shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Shareholder. If spouses are joint registered holders of common shares, the request to have the Trust’s common shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.

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In addition, the Trust may also offer Class I Shares to certain feeder vehicles primarily created to hold the Trust’s Class I Shares, which in turn offer interests in themselves to investors. For such feeder vehicles and similar arrangements in certain markets, subject to the Trust’s ability to meet the applicable REIT tax requirements, the Trust may agree not to apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.

Further, subject to the Trust’s ability to meet the applicable REIT tax requirements, the Trust may not apply the Early Repurchase Deduction on repurchases of the Trust’s common shares submitted by discretionary model portfolio programs (and similar arrangements) as approved by the Trust.

Items of Note

When Shareholders make a request to have common shares repurchased, Shareholders should note the following:

•	if Shareholders are requesting that some but not all of their common shares be repurchased, Shareholders should keep their balance above $500 to avoid minimum account repurchase, if applicable;

•	Shareholders will not receive interest on amounts represented by uncashed repurchase checks;

•	under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•	all common shares requested to be repurchased must be beneficially owned by the Shareholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Shareholder of record of the Trust’s common shares or his or her estate, heir or beneficiary, and such common shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Trust may ask the requesting party to provide evidence satisfactory to the Trust that the Trust’s common shares requested for repurchase are not subject to any liens or encumbrances. If the Trust determines that a lien exists against the Trust’s common shares, the Trust will not be obligated to repurchase any common shares subject to the lien.

U.S. Internal Revenue Service regulations require the Trust to determine and disclose on Form 1099-B the adjusted cost basis for the Trust’s common shares sold or repurchased. The Trust may, in its discretion, utilize the first-in-first-out method for determining the adjusted cost basis.

Frequent Trading and Other Policies

The Trust may reject for any reason, or cancel as permitted or required by law, any purchase or repurchase orders for the Trust’s common shares. For example, the Trust may reject any purchase orders from market timers or investors that, in the Trust’s opinion, may be disruptive to the Trust’s operations. Frequent purchases, repurchases and sales of the Trust’s common shares can harm Shareholders in various ways, including reducing the returns to long-term Shareholders by increasing the Trust’s costs, disrupting portfolio management strategies and diluting the value of the Trust’s common shares of long-term Shareholders.

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In general, Shareholders may request that the Trust repurchase their common shares once every 30 days. However, the Trust prohibits frequent trading. The Trust defines frequent trading as follows:

•	any Shareholder who requests that the Trust repurchase common shares within 30 calendar days of the purchase of such common shares;

•	transactions deemed harmful or excessive by the Trust (including, but not limited to, patterns of purchases and repurchases), in the Trust’s sole discretion; and

•	transactions initiated by investment professionals, among multiple Shareholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of the Trust’s common shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Trust; and

•	transactions subject to the trading policy of an intermediary that the Trust deem materially similar to the Trust’s policy.

At the Trust’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90- or 180-day suspension, any transaction restrictions placed on a Shareholder may be removed.

Tax Withholding

If any amount is required to be deducted or withheld from any payment to any Shareholder pursuant to this Plan, as determined by the Trust, such amount shall reduce the amount otherwise distributable to such Shareholder. The amount of any such withholding tax imposed with respect to any Shareholder shall be treated as distributed to such Shareholder for all purposes of this Plan.

Mail and Telephone Instructions

The Trust and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Shareholder transactions if they reasonably believe that such instructions were genuine. The Trust’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Shareholder to provide certain specific identifying information on file and sending written confirmation to Shareholders of record. Shareholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Shareholder, or its agent, should contact his, her or its investment professional as well as the Trust’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Trust, its transfer agent and the investment professional of any liability with respect to the discrepancy.

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REPURCHASE AUTHORIZATION FOR Rithm Perpetual Life Residential Trust

Use this form to request repurchase of your shares in Rithm Perpetual Life Residential Trust (“Trust”). Please complete all sections below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Share Repurchase Plan (the “Plan”) of the Trust.

1. REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account:

Account Number:	Social Security Number/TIN:

Financial Advisor Name:	Financial Advisor Phone Number:

2. REPURCHASE AMOUNT (Check one, required) ☐ All Shares ☐ Number of Shares ___________________________________ ☐ Dollar Amount $____________________________________	3. REPURCHASE TYPE (Check one, required) ☐ Normal ☐ Death ☐ Disability

Additional documentation is required if repurchasing due to death or disability. Contact Investor Relations for detailed instructions at (212) 850-7770.

4. REPURCHASE QUESTION (Select only one)

Indicate which of the following accurately describes the repurchase of your common shares pursuant to this repurchase request (taking into account the attribution rules under Section 318(a) of the Internal Revenue Code of 1986, as amended, as reflected in Exhibit A):

☐        The repurchase is in complete redemption of all of the common shares of the Trust owned by you

☐        Each of the following is satisfied: (i) your percentage ownership of the outstanding voting shares in the Trust is reduced immediately after the repurchase to less than 80% of your percentage interest in such shares immediately before the repurchase; (ii) your percentage ownership of the outstanding common shares (whether voting or nonvoting) in the Trust is reduced immediately after the repurchase to less than 80% of your percentage interest in such shares immediately before the repurchase; and (iii) you own, immediately after the repurchase, less than 50% of the total combined voting power of all classes of shares of the Trust entitled to vote

☐        None of the above

5. PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including individual retirement accounts and other custodial accounts, and certain broker-controlled accounts as required by your broker/dealer of record, will automatically be issued to the custodian or broker/dealer of record, as applicable. All custodial held and broker-controlled accounts must include the custodian and/or broker/dealer signature.

☐	Cash/Check Mailed to Address of Record

☐	Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐	I authorize the Trust or its agent to deposit my distribution into my checking or savings account. In the event that the Trust deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name / Entity Name / Financial Institution:	Mailing Address:

City:	State:	Zip Code:	Account Number:

☐	Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize the Trust or its agent to deposit my distribution into my checking or savings account. In the event that the Trust deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name:	Mailing Address:	City:	State:

Your Bank’s ABA Routing Number:	Your Bank Account Number:

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

6. SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any month and calendar quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period, and we may elect to repurchase fewer shares than have been requested in any particular month, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, subject to the Trust’s right to decline any repurchase request by a shareholder, each shareholder’s request will be reduced on a pro rata basis. For purposes of calculating the monthly and quarterly limits, the repurchase price will be deemed to be the price before any early repurchase deduction. If repurchase requests are reduced on a pro rata basis, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐	Process my repurchase request on a pro-rata basis.

☐	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

7. AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

•	The repurchase is to be sent to an address other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days.

•	Our transfer agent cannot confirm your identity or suspects fraudulent activity.

•	If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

Investor Name (Please Print):	Signature:	Date:

Co-Investor Name (Please Print):	Signature:	Date:

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Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable)
Signature of Authorized Person

*	Please refer to our Plan, which can be obtained by contacting your financial representative. The repurchase price will be available to your financial representative. There are various limitations on your ability to request that we repurchase your shares, including, subject to certain exceptions, an early repurchase deduction. The total amount of aggregate repurchases of shares of our common shares will be limited to no more than 2% of the Trust’s aggregate net asset value (“NAV”) per month (measured using the aggregate NAV as of the end of the immediately preceding month) and 5% of the Trust’s aggregate NAV per calendar quarter (measured using the aggregate NAV as of the end of the previous calendar quarter). Our board of trustees may make exceptions to, modify or suspend our share repurchase plan if in its reasonable judgment it deems such action to be in our best interest (including to make exceptions to the repurchase limitations or early repurchase deduction, or repurchase fewer common shares than such repurchase limitations). Material modifications to our share repurchase plan, including any amendment to the 2% monthly or 5% quarterly limitation on repurchases and to suspensions of our share repurchase plan, will be promptly disclosed to shareholders’ investment professionals. Repurchase of shares, when requested, will generally be made monthly; provided however, that the board of trustees may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. A shareholder may withdraw his or her repurchase request by completing a repurchase withdrawal form and sending the form to the transfer agent, directly or through the shareholder’s financial intermediary. Repurchase requests must be canceled before 4:00 p.m. (Eastern Time) on the last business day of the applicable month. We cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period, and we may elect to repurchase fewer shares than have been requested in any particular month, or none at all. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by us, in our sole discretion, and such determination shall be final and binding.

Mail to: Rithm Perpetual Life Residential Trust

c/o Computershare, as Processing Agent

150 Royall Street, Suite V

Canton, MA 02021

Overnight Delivery: Rithm Perpetual Life Residential Trust

c/o Computershare, as Processing Agent

150 Royall Street, Suite V

Canton, MA 02021

Investor Relations: Rithm Perpetual Life Residential Trust

c/o Computershare, as Processing Agent

150 Royall Street, Suite V

Canton, MA 02021

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Exhibit A

Section 318(a) General Rule

318(a)(1) Members Of Family

318(a)(1)(A) In General — An individual shall be considered as owning the stock owned, directly or indirectly, by or for—

318(a)(1)(A)(i) — his spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance), and

318(a)(1)(A)(ii) — his children, grandchildren, and parents.

318(a)(1)(B) Effect Of Adoption — For purposes of subparagraph (A)(ii), a legally adopted child of an individual shall be treated as a child of such individual by blood.

318(a)(2) Attribution From Partnerships, Estates, Trusts, And Corporations

318(a)(2)(A) From Partnerships And Estates — Stock owned, directly or indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.

318(a)(2)(B) From Trusts

318(a)(2)(B)(i) — Stock owned, directly or indirectly, by or for a trust (other than an employees’ trust described in Section 401(a) which is exempt from tax under Section 501(a)) shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust.

318(a)(2)(B)(ii) — Stock owned, directly or indirectly, by or for any portion of a trust of which a person is considered the owner under subpart E of part I of subchapter J (relating to grantors and others treated as substantial owners) shall be considered as owned by such person.

318(a)(2)(C) From Corporations — If 50 percent or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such person shall be considered as owning the stock owned, directly or indirectly, by or for such corporation, in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation.

318(a)(3) Attribution To Partnerships, Estates, Trusts, And Corporations

318(a)(3)(A) To Partnerships And Estates — Stock owned, directly or indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate.

318(a)(3)(B) To Trusts

318(a)(3)(B)(i) — Stock owned, directly or indirectly, by or for a beneficiary of a trust (other than an employees’ trust described in Section 401(a) which is exempt from tax under Section 501(a)) shall be considered as owned by the trust, unless such beneficiary’s interest in the trust is a remote contingent interest. For purposes of this clause, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favor of such beneficiary, the value of such interest, computed actuarially, is 5 percent or less of the value of the trust property.

318(a)(3)(B)(ii) — Stock owned, directly or indirectly, by or for a person who is considered the owner of any portion of a trust under subpart E of part I of subchapter J (relating to grantors and others treated as substantial owners) shall be considered as owned by the trust.

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318(a)(3)(C) To Corporations — If 50 percent or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the stock owned, directly or indirectly, by or for such person.

318(a)(4) Options — If any person has an option to acquire stock, such stock shall be considered as owned by such person. For purposes of this paragraph, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such stock.

318(a)(5) Operating Rules

318(a)(5)(A) In General — Except as provided in subparagraphs (B) and (C), stock constructively owned by a person by reason of the application of paragraph (1), (2), (3), or (4), shall, for purposes of applying paragraphs (1), (2), (3), and (4), be considered as actually owned by such person.

318(a)(5)(B) Members Of Family — Stock constructively owned by an individual by reason of the application of paragraph (1) shall not be considered as owned by him for purposes of again applying paragraph (1) in order to make another the constructive owner of such stock.

318(a)(5)(C) Partnerships, Estates, Trusts, And Corporations — Stock constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraph (3) shall not be considered as owned by it for purposes of applying paragraph (2) in order to make another the constructive owner of such stock.

318(a)(5)(D) Option Rule In Lieu Of Family Rule — For purposes of this paragraph, if stock may be considered as owned by an individual under paragraph (1) or (4), it shall be considered as owned by him under paragraph (4).

318(a)(5)(E) S Corporation Treated As Partnership — For purposes of this subsection—

318(a)(5)(E)(i) — an S corporation shall be treated as a partnership, and

318(a)(5)(E)(ii) — any shareholder of the S corporation shall be treated as a partner of such partnership. The preceding sentence shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.

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